UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2016

Vantiv, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-35462 (Commission File Number)	26-4532998 (IRS Employer Identification No.)

8500 Governor’s Hill Drive Symmes Township, Ohio 45249 (Address of principal executive offices, including zip code)

(513) 900-5250 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Financing Agreements
The existing credit facilities of certain subsidiaries of Vantiv, Inc. (the “Company”) were amended pursuant to the second amended and restated loan agreement, dated as of October 14, 2016, by and among Vantiv, LLC, a Delaware limited liability company and a majority owned subsidiary of the Company (“Vantiv, LLC”), various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, effected pursuant to an amendment and restatement agreement, dated as of October 14, 2016, by and among Vantiv, LLC, Vantiv Holding, LLC, a majority-owned subsidiary of the Company (“Vantiv Holding”), certain other subsidiaries of Vantiv, LLC, as guarantors, the Administrative Agent and the lenders and other agents party thereto.
The second amended and restated loan agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of a $2,469.375 million tranche A term loan maturing in October 2021, a $765.0 million tranche B term loan maturing in October 2023 and a $650.0 million revolving credit facility maturing in October 2021. A portion of the revolving facility in an amount not to exceed $100.0 million is available for swing line loans and a portion in an amount not to exceed $40.0 million is available for the issuance of letters of credit.
The tranche A term loans amortize in equal quarterly installments equal to 1.25% per quarter during each of the first twelve quarters, 1.875% per quarter during the next four quarters and 2.50% during the next three quarters, with a balloon payment at maturity. The tranche B term loans amortize in equal quarterly installments of 0.25% per quarter, with a balloon payment at maturity. Additionally, subject to certain terms and conditions, the second amended and restated loan agreement permits the incurrence of incremental loans in an amount of up to $650.0 million, plus an unlimited amount of additional debt so long as Vantiv, LLC is in compliance with certain leverage ratios.
The obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Vantiv Holding and certain of Vantiv, LLC’s existing and subsequently acquired or organized domestic subsidiaries. The Senior Secured Credit Facilities and related guarantees are secured on a first-priority basis (subject to liens permitted under the second amended and restated loan agreement) by a lien on substantially all the tangible and intangible assets of Vantiv, LLC and the guarantors, including all of the capital stock held by such obligors (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries), subject to certain exceptions.
Interest on all loans under the Senior Secured Credit Facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under the second amended and restated loan agreement accrue interest at a rate equal to, at Vantiv, LLC’s option, a base rate or LIBOR rate plus an applicable margin. The applicable margin for the tranche A term loans and the revolving credit facility ranges, depending on Vantiv, LLC’s leverage, from 125 to 200 basis points in the case of LIBOR loans and 25 to 100 basis points in the case of base rate loans. The applicable margin for the tranche B term loans is 250 basis points in the case of LIBOR loans and 150 basis points in the case of base rate loans. The tranche B term loans are also subject to a 0.75% interest rate floor for LIBOR loans and a 1.75% interest rate floor for base rate loans.
Subject to certain conditions and exceptions, Vantiv, LLC is permitted to make voluntary prepayments of the loans under the Senior Secured Credit Facilities and to reduce the existing loan commitments at any time without premium or penalty, except that, with respect to the tranche B term loans, subject to certain exceptions, such prepayments are subject to a premium equal to 1.0% of any tranche B term loans prepaid prior to the date that is twelve months after the date of the second amended and restated loan agreement with the proceeds of secured term debt bearing a lower effective interest rate than the debt repaid.
Subject to certain exceptions, Vantiv, LLC is required to prepay borrowings under the Senior Secured Credit Facilities as follows: (1) with respect to the term loans, with 100% of the net proceeds Vantiv, LLC receives from the incurrence of debt obligations other than permitted debt obligations, (2) with respect to the term loans, with 100% of the net proceeds in excess of $10 million individually and $20 million in the aggregate in any fiscal year that Vantiv, LLC receives from specified non-ordinary course asset sales or as a result of a casualty or condemnation events, subject to reinvestment provisions and (3) with respect to the tranche B term loans only, with 50% of excess cash flow for each fiscal year of Vantiv, LLC, which percentage is subject to decrease based on Vantiv, LLC’s senior secured leverage ratio.
The second amended and restated loan agreement requires Vantiv, LLC to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to cash interest expense), each of which will be tested quarterly based on the last four fiscal quarters, commencing on September 30, 2016. The maximum leverage ratio starts at 6.25:1.00 and becomes more restrictive over time. The minimum interest coverage ratio is 4.00:1.00 and is constant throughout the term of the agreement.
The second amended and restated loan agreement contains customary representations and warranties and affirmative covenants applicable to Vantiv, LLC, Vantiv Holding (in certain instances) and certain of Vantiv, LLC’s subsidiaries and also contains certain restrictive covenants, including, among others, limitations on: the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of Vantiv, LLC’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of Vantiv, LLC’s organizational documents and certain debt agreements. The second amended and restated loan agreement also contains customary events of default.
As a result of the transactions governed by the second amended and restated loan agreement, on October 14, 2016, the amount of funded debt on the Company’s balance sheet increased by approximately $250 million, all of which will be used for general corporate purposes.
The foregoing description of the second amended and restated loan agreement and the amendment and restatement agreement does not purport to be complete and is qualified in its entirety by reference to the amendment and restatement agreement, which is incorporated herein by reference as Exhibit 10.1, and the second amended and restated loan agreement, which is incorporated herein by reference as Exhibit 10.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be reported under this Item 2.03 is incorporated by reference from Item 1.01 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1
Amendment and Restatement Agreement, dated as of October 14, 2016, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2
Second Amended and Restated Loan Agreement, dated as of October 14, 2016, by and among Vantiv, LLC, various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other agents party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: October 18, 2016	By:	/s/ Nelson F. Greene
		Name:	Nelson F. Greene
		Title:	Chief Legal and Corporate Services Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amendment and Restatement Agreement, dated as of October 14, 2016, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2
Second Amended and Restated Loan Agreement, dated as of October 14, 2016, by and among Vantiv, LLC, various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other agents party thereto.

5